UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2008

Spansion Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 962-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities	1
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	1
Item 8.01 Other Events	2
Item 9.01 Financial Statements and Exhibits	2
Signatures	3
Exhibit Index
Exhibit 99.1

i

Item 3.02 Unregistered Sales of Equity Securities.

On March 18, 2008, Spansion Inc. (“Spansion”) completed its acquisition of Saifun Semiconductors Ltd. (“Saifun”) as described in Item 8.01 below, which description is incorporated herein by this reference. Spansion has relied on the exemption from registration provided by Section 3(a)(10) of the Securities Act in connection with its issuance of 22,729,285 shares of Spansion Class A common stock, par value $0.001 per share (the “Spansion Stock”) in exchange for the outstanding ordinary shares of Saifun (the “Saifun Shares”). Spansion has relied on an order issued by the Israeli district court of Tel Aviv approving the Merger pursuant to the Israeli Companies Law and finding that the Merger was fair to the Saifun shareholders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Merger (as defined in Item 8.01 below) and pursuant to the terms of the Merger Agreement (as defined in Item 8.01 below), the Board of Directors of Spansion (the “Board”) has appointed Dr. Boaz Eitan, former Chief Executive Officer of Saifun, as a member of the Board effective as of the closing of the Merger. Dr. Eitan will serve as a Class II director and will serve until the 2010 Annual Meeting of Stockholders of Spansion, or until his earlier removal, resignation or death.

Dr. Eitan founded Saifun in 1996 and since that time served as its Chief Executive Officer and Chairman of its board of directors. He is the inventor of Saifun’s NROM technology. From 1992 to 1997, Dr. Eitan managed the Israeli design center of WaferScale Integration Inc., which he established in 1992. From 1983 to 1992, Dr. Eitan held various positions at WaferScale Integration Inc., including manager of the Device Physics group, director of memory products and Vice President of Product and Technology Development. From 1981 to 1983, Dr. Eitan served as a physicist at Intel’s research and development center in Santa Clara, California. Dr. Eitan holds a Ph.D. and an M.Sc. in Applied Physics from the Hebrew University, Jerusalem and a B.Sc. in Mathematics and Physics from the Hebrew University, Jerusalem. Dr. Eitan is named as the inventor of over 85 issued U.S. patents, over 45 pending U.S. patent applications and a number of issued non-U.S. patents and pending non-U.S. patent applications.

Pursuant to the Merger Agreement, Spansion, Saifun and Dr. Eitan entered into a retention agreement under which Dr. Eitan will receive an annual base salary of $260,000. In addition, Dr. Boaz will be eligible for an annual performance bonus, and one time retention bonus if Dr. Eitan remains an employee of Saifun at the one year anniversary of the closing of the Merger Agreement. Dr. Eitan’s employment agreement also contains a two-year non-competition provision and a two-year non-solicitation provision.

In connection with the Merger, Saifun retained Eitan, Mehulal, Pappo, Kugler Trustees Ltd. to serve as trustee for the purposes of managing the withholding of certain Israeli taxes from the amounts paid to the former shareholders and optionholders of Saifun in connection with the

Merger. Dr. Eitan’s wife, Tally Eitan, is a partner in Eitan, Mehulal, Pappo, Kugler Trustees Ltd. The Company is unable to estimate at this time the amount of fees that will be paid to Eitan, Mehulal, Pappo, Kugler Trustees Ltd. in connection with acting as trustee for Israeli tax purposes. The retention of Eitan, Mehulal, Pappo, Kugler Trustees Ltd. was approved by Saifun’s audit committee.

Item 8.01 Other Events

On March 18, 2008, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of October 7, 2007, and amended as of December 12, 2007 (the “Merger Agreement”), by and among Spansion, Atlantic Star Merger Sub Ltd. (“Merger Sub”), and Saifun, Merger Sub was merged with and into Saifun, and Saifun became a wholly-owned subsidiary of Spansion (the “Merger”).

As a result of the Merger, each Saifun Share that was issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive, without interest and less any applicable withholding taxes, (i) 0.7238 of a share of Spansion Stock, together with the right to receive cash in-lieu of a fractional share of Spansion Stock and (ii) $6.20 per share in cash, representing a distribution of a portion of Saifun’s existing cash and cash equivalents, short term investment and marketable securities, without interest and less any applicable withholding taxes. The exchange ratio and the cash distribution were adjusted in accordance to the terms of the Merger Agreement. With the close of the Merger, Saifun, which traded under the symbol “SFUN”, ceased to be listed on The NASDAQ Stock Market.

A copy of a press release relating to the closing of the Merger is attached hereto as an exhibit and is hereby incorporated into this report by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued March 18, 2008, by Spansion Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Spansion Inc.

Date: March 24, 2008	By:	/s/ Robert C. Melendres
		Name:	Robert C. Melendres
		Title:	Executive Vice President, Chief Legal Officer and Corporate Development

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued March 18, 2008, by Spansion Inc.